EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of the 9th day of January, 2008, by and between, China Clean Energy Inc., a company organized under the laws of the State of Delaware (the “Company”), and Tai-ming Ou (the “Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending to be legally bound, hereby agree as follows:

1. Employment and Duties. The Company hereby agrees to employ Executive as the Chief Executive Officer of the Company (the “CEO”), and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth. During the Term (as defined below), Executive shall serve as CEO and shall report to the Board of Directors of the Company (the “Board”). Executive shall have those powers and duties customarily associated with the position of CEO of entities comparable to the Company and such other powers and duties as may be prescribed by the Board. Executive shall devote all of his working time, attention and energies to the performance of his duties for the Company.

2. Term. The term of Executive’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of two (2) years commencing on the date hereof (the “Commencement Date”). The term of this Agreement shall automatically be extended for additional terms of one (1) year each (each a “Renewal Term”), unless either party gives prior written notice of non-renewal to the other party no later than ninety (90) days prior to the expiration of the Initial Term (“Non-Renewal Notice”), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

3. Compensation, Benefits and Equity Awards.

(a) Base Salary. During the Term, Executive shall receive a base salary of RMB 18,000 per month payable on a monthly basis, which amount may be increased no less than 10% at the discretion of the Board following the one year anniversary of the date hereof. Should Executive remain employed by the Company after two years, his base salary will be subject to good faith negotiations with the Board. Executive’s base salary shall be paid in accordance with the Company’s regular payroll practices, including all usual and customary federal, state, and local tax withholdings.

(b) Expenses. The Company shall reimburse Executive for all reasonable business expenses upon the presentation of itemized statements of such expenses in accordance with Company policies and procedures as may be in effect from time to time.

(c) Vacation. During the Term, Executive shall be entitled to at least three (3) weeks of paid vacation per calendar year to be used and accrued in accordance with the Company’s policies as may be in effect from time to time. In addition to vacation, Executive shall be entitled to the number of sick days, personal days and national holidays per year as to which other Executives of the Company may be entitled.

(d) Other Benefit Plans. During the Term, Executive shall be entitled to participate in such employee benefit plans and insurance programs offered by the Company, or which may be in effect from time to time, in accordance with any eligibility requirements for participation therein.

(e) Equity Awards.

Executive will receive the following equity awards:

(i) Stock Options. The Company shall grant Executive options to purchase an aggregate of 130,000 shares of common stock (“Options”), pursuant to the Company’s 2008 Equity Incentive Plan (the “Incentive Plan”). Such grant shall be evidenced by an Option Agreement, as contemplated by the Incentive Plan. The per share exercise price of the Options shall be $2.50 and $3.00 respectively as defined in the Option Agreement. The term of the Option shall be three years from the Commencement Date. One-twelfth (1/12) of the Options shall become exercisable each quarter that Executive remains employed by the Company.

(ii) Future Grants. Executive shall be eligible for grants of Options, Restricted Stock and other permissible awards under the Incentive Plan, as the Board or Compensation Committee of the Company shall, in its absolute and sole discretion, determine.

4. Termination. Executive’s employment by the Company shall terminate under the following circumstances:

(a) Death. If Executive dies, Executive’s employment shall be terminated effective as of the end of the calendar month during which Executive died.

(b) Disability. In the event Executive, by reason of physical or mental incapacity, shall be substantially unable to perform his duties hereunder for a period of three (3) consecutive months, or for a cumulative period of six (6) months within any 12 month period (such incapacity deemed to be “Disability”), the Company shall have an option, at any time thereafter, to terminate Executive’s employment hereunder as a result of such Disability. Such termination will be effective ten (10) days after the Board gives written notice of such termination to Executive, unless Executive shall have returned to the full performance of his duties prior to the effective date of the notice. Upon such termination, Executive shall be entitled to any benefits as to which he and his dependents are entitled by law, and except as otherwise expressly provided herein, all obligations of the Company hereunder shall cease upon the effectiveness of such termination other than payment of salary earned through the date of Disability, provided that such termination shall not affect or impair any rights Executive may have under any policy of long term disability insurance or benefits then maintained on his behalf by the Company. Executive’s base salary shall continue to be paid during any period of incapacity prior to and including the date on which Executive’s employment is terminated for Disability.

(c) Cause. The Company shall have the right to terminate Executive's employment for “Cause.” For purposes of this Agreement, “Cause” shall mean:

(i) the willful or continued failure by Executive to substantially perform his duties, including, but not limited to, acts of fraud, willful misconduct, gross negligence or other act of dishonesty;

(ii) a material violation or material breach of this Agreement which is not cured within 10 days written notice to Executive;

(iii) misappropriation of funds, properties or assets of the Company by Executive or any action which has a materially adverse effect on the Company or its business;

(iv) the conviction of, or plea of guilty or no contest to, a felony or any other crime involving moral turpitude, fraud, theft, embezzlement or dishonesty; or

(v) abuse of drugs or alcohol which impairs the Executive’s ability to perform his duties as CEO.

(d) Good Reason. Executive may terminate his employment for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean: (i) a material diminution of Executive’s authority or duties with the Company (other than as a result of Executive’s incapacity or disability); or (ii) a greater than 10% reduction in Executive’s base salary. Prior to the Executive terminating his employment with the Company for “Good Reason,” Executive must provide written notice to the Company that such “Good Reason” exists and setting forth, in detail, the grounds Executive believes constitutes such “Good Reason.” If the Company does not cure the grounds upon which Executive believes “Good Reason” exists within thirty (30) days after being provided with notice by the Executive, then Executive’s employment shall be deemed terminated.

(e) Without Cause. The Company shall have the right to terminate Executive’s employment hereunder without cause at any time by providing Executive with written notice of such termination, which termination shall take effect 10 days after the date such notice is provided.

(f) Voluntary Resignation. Executive shall have the right to terminate his employment hereunder by providing the Company with a written notice of resignation. Such notice must be provided 60 days prior to the date upon which Executive wishes such resignation to be effective. Upon receipt of such resignation, the Company shall have the option to accelerate the resignation to a date prior to the expiration of the 60 day period.

5. Payments Due Upon Termination. In the event Executive’s employment is terminated pursuant to Section 5(d) or (e) above, then any unvested Options held by Executive shall immediately vest and the Company shall continue pay to Executive his base salary as in effect on the date of termination for a period of twelve (12) months and reimburse Executive for the costs of obtaining comparable medical benefits for twelve (12) months, unless the Executive obtains other employment which provides for comparable medical benefits as Executive received while employed by the Company. In the event Executive’s employment is terminated for any other reason, then Executive shall be entitled to receive his base salary though the effective date of termination and the Company shall reimburse Executive for any reasonable expenses previously incurred for which Executive had not been reimbursed prior to the termination of employment. Executive acknowledges and agrees that prior to receiving any payments under this Section, and as a material condition thereof, Executive shall, if requested by the Company, sign and agree to be bound by a general release of claims against the Company related to Executive’s employment (and termination of employment) with the Company in such form as the Company may deem appropriate. Upon Executive’s termination of employment for any reason, upon the request of the Board, he shall resign any memberships or positions that he then holds with the Company.

6. Executive’s Representations. Executive hereby represents and warrants to the Company that: (i) his execution and performance of duties under this Agreement does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, arrangement, understanding, order, judgment or decree as to which Executive is a party or by which he is bound; (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement, confidentiality agreement or any similar agreement or arrangement with any other person or entity which effects or impacts his ability to be employed by the Company pursuant to the terms of this Agreement; and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall constitute a valid and binding obligation of Executive, enforceable in accordance with its terms. In addition, Executive acknowledges that the Company has relied on such representations and warranties in employing Executive, that he has not entered into, and will not enter into, any agreement, either oral or written, in conflict with this Agreement. If it is determined that Executive is in breach or has breached any of the representations set forth herein, the Company shall have the right to immediately terminate the Executive’s employment with the company and that such termination shall be deemed a termination with Cause. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

7. Successors. The rights and benefits of Executive hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by Executive. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company, and the heirs, executors and administrators of the Executive, and shall be assignable by the Company to any entity acquiring substantially all of the assets of the Company, whether by merger, consolidation, sale of assets or similar transactions.

8. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be delivered (i) personally, (ii) by first class mail, certified, return receipt requested, postage prepaid, (iii) by overnight courier, with acknowledged receipt, or (iv) by facsimile transmission followed by delivery by first class mail or by overnight courier, in the manner provided for in this Section, and properly addressed as follows:

If to the Company, to: China Clean Energy Inc. Fulong Industrial Park, Longtian, Fuqing City, Fujian Province, People’s Republic of China

If to Executive to: No. 15, Longshou New Village, Longtian Twon, Fuqing City, Fujian Province, People’s Republic of China

or to such other address as the Company or Executive may later indicate in writing.

9. Governing Law and Dispute Resolution. This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of laws. If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

10. Amendment. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements, promises, covenants, arrangements, understandings, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. Any prior agreement by the parties hereto with respect to the subject matter of this Agreement is hereby terminated and canceled as of the date hereof.

12. Severability. The covenants of this Agreement shall be construed as covenants independent of one another and as obligations distinct from any other agreement between the parties. Should any provision herein be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.

13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS HEREOF, the parties hereby enter into this Agreement and affix their signatures as of the date first above written.

CHINA CLEAN ENERGY INC.

By:	/s/ Taiming Ou
Name: Taiming Ou Title: Chief Executive Officer

/s/ Taiming Ou
Taiming Ou